[LETTERHEAD OF CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC]

                                  Exhibit 16.1

July 16, 2009

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated July 15, 2009 of Jade Art Group, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to us.

Yours truly,


/s/ Chisholm, Bierwolf, Nilson & Morrill, LLC

Chisholm, Bierwolf, Nilson & Morrill, LLC